Filed pursuant to Rule 433

Registration Statement No. 333-148982

The advertisement below is being used in the Jerusalem Post Christian Edition - June 2008

An idea whose (end) time has come.

GENESIS 49:1

In Genesis 49:25, Jacob blesses his son Joseph with "blessings of the deep that lieth under."

We believe that the Bible is pointing towards the existence of oil, deep beneath the Land of Israel. This interpretation has been corroborated by scientific studies conducted by American and Israeli experts in oil exploration.

Armed with both faith and scientific data, Zion Oil & Gas began drilling just south of the Carmel in 2005, with results that have only strengthened our commitment to on-going oil exploration in Israel. Our next well is planned for 2008 in the same area.

To finance these efforts, Zion Oil & Gas, a publicly traded company on the American Stock Exchange (AMEX: ZN), has recently announced a new public offering so that those who share our vision can become financial partners in this historic enterprise.

Zion's underwriter is now accepting subscriptions for Units at $10 per Unit. Each Unit will consist of: One Share of Zion stock + One Warrant.

The Warrant will allow the investor to buy one more share of Zion stock at a fixed price of $7 at any time from late 2008 until January 31, 2012 (irrespective of its price on the stockmarket).

The minimum subscription is 100 Units or $1,000.

Full details regarding the offer are set out in the Prospectus which is available for you to download on our website www.zionoil.com.

For a hard copy, please call: 1-888-TX1-ZION or 1-888-891-9466 or email: ashley@zionoil.com

"The Lord bless you from Zion and may you see the prosperity of Jerusalem all the days of your life."
Psalm 128

ZION OIL & GAS

www.zionoil.com

NOTICE: This communication shall not constitute an offer to sell or the solicitation of an offer to buy Units of Zion's securities, which may only be by prospectus, nor shall there be any sale of the Units in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.
FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion's planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.